EXHIBIT 10.41

January 24, 2003

Kevin Kennedy

1400 Seaport Boulevard

Redwood City, CA 94063

Re: Amendment to Offer Letter

Dear Kevin:

This letter amends your employment letter agreement between you and Openwave Systems Inc. (the “Company”) dated August 28, 2001 (the “Original Employment Letter”), and memorializes that to which we previously agreed. As we previously agreed, the terms set forth below are effective as of October 1, 2002.

Provided you are employed as a regular full time employee on September 30, 2003, and that you achieve mutually agreed upon Company financial performance objectives established by the CEO in consultation with the Compensation Committee of the Board of Directors, you will receive a one-time bonus payment of $500,000 (the “Performance Bonus”). If your employment is terminated without Cause prior to September 30, 2003, notwithstanding any other severance benefits to which you are entitled, the Company shall pay to you the Performance bonus to the extent not yet paid, promptly following such termination. As used herein, “Cause” means: (i) gross negligence or willful misconduct in the performance of your duties to the Company; (ii) repeated unexplained or unjustified absences from the Company; (iii) a material and willful violation of any federal or state law which if made public would injure the business or reputation of the Company as reasonably determined by the Board of Directors of the Company; (iv) refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated written policy of the Company; (v) commission of any act of fraud with respect to the Company; or (vi) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as reasonably determined by the Board of Directors of the Company.

You should be aware that your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, subject to the severance obligations under this letter and any other applicable agreements and policies in effect.

In consideration of the foregoing, you hereby reconfirm your obligations under the Confidentiality and Invention Assignment Agreement dated October 12, 2001. Except as otherwise provided herein, the terms and conditions of your Original Employment Letter shall remain in effect.

Please review these terms to make sure they are consistent with your understanding. If so, please return the original signed letter to Tim Silvera within five days of your receipt of this letter.

Accepted by:

Donald J. Listwin CEO	Kevin Kennedy